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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Coldwater Creek Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2008

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company"), a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. Pacific Time on June 14, 2008 for the following purposes:

  1.
  To elect three Class I Directors to our Board of Directors ("the Board");

  2.
  To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009; and

  3.
  To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        These matters are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

        The Board has fixed the close of business on April 18, 2008 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

        Representation of at least a majority of the shares of Coldwater Creek Common Stock entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET AS DESCRIBED IN THE IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. Alternatively, if you requested and received a paper copy of the Company's Annual Report on Form 10-K, the Proxy Statement and proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided or you may also authorize your proxy to vote your shares by telephone as described in your proxy card. You may revoke your proxy at any time prior to the time it is voted. You may also revoke your proxy by attending the Annual Meeting and voting in person.

        Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

Very truly yours,

Dennis C. Pence Chairman of the Board of Directors and Secretary Sandpoint, Idaho May 2, 2008

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning the Proxy

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.

To Be Held June 14, 2008

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company") of proxies to be voted at the 2008 Annual Meeting of Stockholders ("Annual Meeting") which will be held at 9:30 a.m. Pacific Time on June 14, 2008 at the corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Important Notice Regarding Availability of Proxy Materials was first mailed to stockholders on or about May 2, 2008.

VOTING RIGHTS AND SOLICITATION

        The close of business on April 18, 2008 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, 90,909,866 shares of our Common Stock, $0.01 par value per share were issued and outstanding. All shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Stockholders of record entitled to vote at the Annual Meeting will have one vote on the matters to be voted upon for each share of Common Stock so held.

        Common Stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the Annual Meeting in accordance with the stockholder's instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted:

  1.
  FOR the election of three Class I Directors to our Board; and

  2.
  FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

        We are not aware of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and accompanying Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

        Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering a written notice of revocation or duly executed proxy bearing a later date to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary, or (ii) attending the meeting and voting in person.

        The election of the Class I Directors shall be determined by a plurality of the votes cast.

        The approval of Proposal 2 shall be determined by the affirmative vote of a majority of the votes cast by the stockholders who are present in person or represented by proxy who are entitled to vote at the Annual Meeting.

        Abstentions are treated as shares present and entitled to vote for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

        If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. Under the rules that govern brokers in such circumstances, brokers will have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary authority to vote on a matter and have not received specific voting instructions from their clients. Shares represented by broker non-votes are treated as shares present and entitled to vote for quorum purposes. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. Thus, broker non-votes will not otherwise affect the outcome of a proposal. Broker non-votes will have no effect on the election of directors.

        All votes will be tabulated by the appointed Inspector of Election. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

        We will bear the entire cost of soliciting proxies. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone or special letter by our officers and other employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock. Such persons may be reimbursed for their expenses. We have engaged Mellon Investor Services LLC to assist in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying Mellon Investor Services LLC a fee of $5,500, plus expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

        Each member of the Board is assigned to one of three classes. One class is elected at each successive Annual Meeting to hold office for a three-year term and until successors of such class have been qualified and elected. Currently, the Board consists of ten directors, seven of whom are independent as defined by the rules of The Nasdaq Stock Market ("NASDAQ"). The term of the Class I directors will expire at this Annual Meeting. The current Class I nominees to the Board are set forth below. This is the first opportunity for the stockholders to elect Mr. Potter. Mr. Potter was recommended to the Nominating and Corporate Governance Committee by a third-party search firm. If elected, the Class I nominees' terms will expire at the 2011 Annual Stockholders Meeting.

        The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. Proxies may not be voted for a greater number of persons than the number of nominees named below. In the event that any other director is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable to serve or intends to decline to serve as a director.

        The Board recommends that stockholders vote FOR the nominees listed below:

Name	Principal Occupation	Director Since	Age
Curt Hecker	President and Chief Executive Officer, Intermountain Community Bancorp	1995	47
Georgia Shonk-Simmons	President and Chief Merchandising Officer of Coldwater Creek	2001	56
Michael J. Potter	Former Chairman of the Board of Directors and Chief Executive Officer of Big Lots, Inc.	2007	46

        Curt Hecker has served as a director since August 1995, as well as a member of the Board's Audit Committee from August 1995 to September 2007, as a member of the Board's Executive Committee since July 2001, as Chairman of the Board's Nominating and Corporate Governance Committee since June 2004 and as a member of that Committee since April 2004. Mr. Hecker also served as Chairman of the Board's Compensation Committee from July 2001 to June 2004. Since October 1997, Mr. Hecker has served as President, Chief Executive Officer and a board member of publicly held Intermountain Community Bancorp as well as Chief Executive Officer and a board member of Panhandle State Bank, Intermountain Community Bancorp's wholly-owned subsidiary. From August 1995 to October 2001, Mr. Hecker also served as President of Panhandle State Bank. Prior to joining Panhandle State Bank, Mr. Hecker held various management positions with West One Bank.

        Georgia Shonk-Simmons has served as a director since January 1, 2001. Since September 26, 2002, Ms. Shonk-Simmons has served as our President and Chief Merchandising Officer. From January 1, 2001 to September 25, 2002, Ms. Shonk-Simmons served as our President and Chief Executive Officer. From April 1999 to December 2000, Ms. Shonk-Simmons served as President of our Catalog & Retail Sales Division. Ms. Shonk-Simmons joined us as Chief Merchant and Vice President of Merchandising in June 1998. From 1994 to 1998, Ms. Shonk-Simmons was Executive Vice President of the Newport News Catalog Division of Spiegel, Inc., a publicly held international retailer. Prior to that, from 1981 to 1994, Ms. Shonk-Simmons held a number of other positions of increasing responsibility with Spiegel, including Vice President of Merchandising for Spiegel Catalog beginning in 1991. Prior to joining Spiegel, Ms. Shonk-Simmons held various buyer positions with Lytton's, Carson Pirie Scott and Hahne's.

        Michael Potter has served as a director since June 2007 and has served on the Audit Committee since September 2007. Mr. Potter served as the Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as the Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter also serves on the Board of Blue Nile, Inc., a leading online retailer of certified diamonds and jewelry.

Directors Not Standing for Election

        Directors who are not standing for election at this year's Annual Meeting are set forth below:

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Dennis C. Pence	Chairman of the Board of Directors and Secretary of Coldwater Creek	1988	Class III 2009	58
Robert H. McCall	Former President, McCall & Landwehr, P.A.	1994	Class III 2009	62
Frank M. Lesher	Former Executive Vice President, General Counsel & Secretary of the Board for Sony Electronic, Inc.	2007	Class III 2009	59
James R. Alexander	President of Alexander & Co., LLC	2000 Previously 1994-1998	Class II 2010	65
Jerry Gramaglia	Former Partner for Arrowpath Venture Partners	2004	Class II 2010	52
Kay Isaacson-Leibowitz	Former Executive Vice President of Victoria's Secret Stores	2005	Class II 2010	61
Daniel Griesemer	President and Chief Executive Officer of Coldwater Creek	2007	Class II 2010	48

        Dennis C. Pence co-founded Coldwater Creek in 1984, and has served as a director since our incorporation in 1988, serving as the Board's Chairman since July 1999 and as its Vice-Chairman prior to that. Since September 26, 2002, as well as from 1984 through December 2000, Mr. Pence has served as our Chief Executive Officer, retiring from that position on October 30, 2007. From June 4, 2002 to September 25, 2002, he provided us with his executive management services. From January 5, 2002 to June 3, 2002, Mr. Pence served as our Interim Chief Financial Officer and Treasurer. From January 1, 2001 to January 4, 2002, Mr. Pence was semi-retired. Mr. Pence has also served as Chairman of the Board's Executive Committee since its formation in May 2000, a member of the Succession Planning and Management Development Committee since November 2007, and, as Secretary since July 1998. From 1984 through 2000, Mr. Pence also served as our President. From April 1999 to December 2000, he was also the President of our Internet Commerce Division. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America, a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, from 1975 to 1983, where his final position was National Marketing Manager—Consumer Video Products.

        Robert H. McCall, a Certified Public Accountant, has served as director since 1994, as Chairman of the Board's Audit Committee since February 1995, as a member of the Board's Nominating and Corporate Governance Committee since April 2004, and as a member of the Board's Compensation Committee from February 1995 to July 2000, and then from June 2005 to June 2007. Mr. McCall has also served as a member of the Board's Executive Committee since its formation in May 2000. From 1981 until his retirement in November 2006, Mr. McCall was President of McCall & Landwehr, P.A., a certified public accounting firm.

        Frank M. Lesher has served as a director since February 3, 2007 and currently serves on the Board's Succession Planning and Management Development Committee, as well as the Nominating and Corporate Governance Committee. In July 2004, Mr. Lesher retired from Sony Electronic, Inc., a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, where he served as Executive Vice President, General Counsel & Secretary of the board, as well as chairing the corporation's environmental action, ethics and information privacy committees. Mr. Lesher brings more than 30 years of executive experience in legal, government, trade affairs and corporate safety to the Board.

        James R. Alexander has served as a director since March 2000, as well as a member of the Board's Audit Committee since July 2000, as a member of the Board's Compensation Committee since November 2002, and as the Board's Compensation Committee Chairman since June 2004. Mr. Alexander has also served as Chairman of the Board's Nominating and Corporate Governance Committee from April 2004 to June 2004 and as a member of that Committee from April 2004 to June 2007. From July 2000 to July 2001, Mr. Alexander also served as a member of the Board's Compensation Committee. Mr. Alexander had previously served as a director, as well as Chairman of the Board's Compensation Committee, from 1994 to 1998, before declining to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for over 25 years, serving a variety of mail order retailers of apparel, gifts and home decor. Mr. Alexander is President of Alexander & Co., LLC, a direct marketing and retail consulting firm.

        Jerry Gramaglia has served as a director since June 2004 and currently serves on the Board's Compensation Committee and the Succession Planning and Management Development Committee, as well as serving on the Nominating and Corporate Governance Committee from June 2004 to June 2007. From May 2002 to March 2008, Mr. Gramaglia served as Entrepreneur-in-Residence and then Partner for Arrowpath Venture Partners, a Silicon-valley based venture capital firm. From June 1998 to May 2002, Mr. Gramaglia served as Chief Marketing Officer and then as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia began his career at Procter & Gamble and later held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint.

        Kay Isaacson-Leibowitz has served as a director since February 2005 and currently serves on the Board's Compensation Committee and as Chairman of the Succession Planning & Management Development Committee. Ms. Isaacson-Leibowitz also served on the Nominating and Corporate Governance Committee from June 2005 to June 2007. Ms. Isaacson-Leibowitz has served as a board member of Guess?, Inc. since July of 2006, serving on its Audit, Compensation and Governance Committees. Ms. Isaacson-Leibowitz served as Executive Vice President of Victoria's Secret Stores from July 2003 to February 2006. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret Stores. From 1994 to 1995, Ms. Isaacson-Leibowitz served as acting President and Senior Vice President of Merchandising for Banana Republic. Ms. Isaacson-Leibowitz also served as Chairman of the Advisory Board for City University of New York Honors College and is a co-founder and board member for World of Children, serving as Chairman of its Nominating Committee.

        Daniel Griesemer has served as a director, as well as the Company's President and Chief Executive Officer, since October 30, 2007. From March to October 2007, Mr. Griesemer served as President and Chief Operating Officer. From January 2005 to March 2007, Mr. Griesemer served as Executive Vice President, Sales and Marketing. From April 2004 to January 2005, Mr. Griesemer served as Executive Vice President of Retail, having joined the Company in October 2001 as Senior Vice President and General Manager of Retail. Prior to his service for Coldwater Creek, Mr. Griesemer held upper management and executive posts for firms such as Gap, Inc. and Macy's, Inc.

CORPORATE GOVERNANCE

        The Board of Directors is our governing body. It is responsible for managing the affairs of the corporation. The Board's primary responsibilities include: (a) selecting, evaluating and overseeing the performance of, and setting the compensation for, the Chief Executive Officer and our other senior executive officers, (b) planning for succession with respect to the position of Chief Executive Officer and monitoring our succession planning for other senior executive officers, (c) reviewing, and where appropriate, approving our strategic and operating plans, (d) overseeing the conduct of our business to evaluate whether the business is being managed and conducted in accordance with such plans, and (e) overseeing the process for maintaining the integrity of our financial statements and other public disclosures in accordance with applicable law and our codes of conduct. The Board has delegated the authority and responsibility of managing the day to day business to the executive officers. The Chief Executive Officer, working with the other executive officers, is responsible for managing the business in a manner consistent with any specific plans, instructions or directions of the Board, and for seeking the advice and approval of the Board or its various committees as appropriate.

Committees

        The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Succession Planning and Management Development Committee. The authority and responsibilities delegated to these committees are discussed below. The members of the Board as of the date of this Proxy Statement, and the committees on which they currently serve, are set forth in the following table:

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Succession Planning and Management Development Committee
James R. Alexander		*	**
Jerry Gramaglia			*		*
Daniel Griesemer
Curt Hecker	*			**
Kay Isaacson-Leibowitz			*		**
Frank M. Lesher				*	*
Robert H. McCall	*	**		*
Dennis C. Pence	**				*
Michael J. Potter		*
Georgia Shonk-Simmons

*
Member

**
Chairperson

        Executive Committee.    The Executive Committee is empowered to act in general for the entire Board in intervals between meetings of the Board, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary and all actions by the Executive Committee are reported to the Board. The Executive Committee also administers our 2006 Employee Stock Purchase Plan. The actions taken by the Executive Committee are binding and do not require ratification by the Board to be legally effective. The Executive Committee currently consists of Mr. Hecker, Mr. McCall and Mr. Pence (Chairman).

        Audit Committee.    The Audit Committee's primary responsibilities include the evaluation, appointment and oversight of our independent registered public accounting firm, the approval of all audit fees and all other compensation to be paid to the independent registered public accounting firm and of any non-audit services performed by our independent registered public accounting firm, the evaluation of the independence of our independent registered public accounting firm, the review and approval of the scope of audit activities performed by the independent registered public accounting firm, the review of accounting practices and internal controls and the review of audit results. The Audit Committee currently consists of Mr. Alexander, Mr. McCall (Chairman) and Mr. Potter. The Board has determined that all Audit Committee members meet the independence requirements of the Securities and Exchange Commission ("SEC") and NASDAQ. The Board has also determined that Mr. McCall and Mr. Potter qualify as "audit committee financial experts" within the meaning of the applicable rules of the SEC.

        Compensation Committee.    The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and reviewing and establishing the compensation structure for the executive officers, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering our Amended and Restated Stock Option/Stock Issuance Plan. For executive officers other than himself, while he was serving as CEO, Mr. Pence made recommendations to the Compensation Committee regarding salary and target bonus levels, and provided his assessment of their individual performance, on which a portion of the Annual Incentive Award Program payment is based. Mr. Pence's recommendations were often adjusted by the Compensation Committee before approval. The Compensation Committee also reviewed the performance and set the compensation of Mr. Pence.

        For all areas of executive compensation, including equity compensation awards for Named Executive Officers (NEOs), the Compensation Committee seeks the input of outside compensation consultants. In 2007, the Compensation Committee used the services of Towers Perrin as its compensation consultant, and Towers Perrin assisted the Compensation Committee with assessing overall compensation levels, peer group analysis and compensation program design. Management meets regularly with the Compensation Committee to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers, which in 2007 included our NEOs and our Senior Vice President of Human Resources. The Compensation Committee currently consists of Mr. Alexander (Chairman), Mr. Gramaglia and Ms. Isaacson-Leibowitz. The Board has determined that all of the Compensation Committee members meet the independence requirements of NASDAQ.

        Nominating and Corporate Governance Committee.    The principal functions of the Nominating and Corporate Governance Committee are to identify and evaluate individuals qualified to become Board members, recommend to the Board candidates for election or re-election to, or removal from, the Board, consider and make recommendations to the Board concerning the size and composition of the Board, consider from time to time the Board committee structure and makeup, and recommend to the Board retirement policies and procedures affecting Board members. The Nominating and Corporate Governance Committee engaged a third-party search firm in 2007 to assist in identifying potential Board nominees. The Nominating and Corporate Governance Committee makes recommendations to the full Board regarding compensation for non-employee directors, which compensation is approved by the full Board. Additionally, this committee assists the Board in its oversight responsibilities relating to corporate governance matters. The Nominating and Corporate Governance Committee currently consists of Mr. Hecker (Chairman), Mr. Lesher and Mr. McCall. The Board has determined that all of the Nominating and Corporate Governance Committee members meet the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee considers Board candidates identified by its members, by other Board members or management, by stockholders and by other external sources, as described below in the section entitled "Stockholder Proposals for Next Year's Annual Meeting."

        Succession Planning and Management Development Committee.    The Succession Planning and Management Development Committee assists the Board in fulfilling its oversight responsibilities relating to the development and succession of the Company's senior executives, including making recommendations to the Board about succession planning in the event of an emergency or the retirement of the Chief Executive Officer (CEO), reviewing management's succession plan for the Company's executive officers, other than the CEO, including management's assessment of internal candidates for eventual promotion to executive positions, and reviewing and making recommendations regarding management's plan for assessing and enhancing the competencies of the executive officers. The Succession Planning and Management Development Committee currently consists of Mr. Gramaglia, Ms. Isaacson-Leibowitz (Chair), Mr. Lesher, and Mr. Pence.

Board Committee Charters

        The Charters of the Audit Committee, the Executive Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Succession Planning and Management Development Committee are available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

Independence

        The Board has determined that seven of the ten directors who currently serve on the Board, including two of the three directors standing for re-election, are "independent" within the meaning of NASDAQ rules. These directors are Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall, and Mr. Potter. In addition, the Board has determined that each member of the Board's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent as required by the rules of the SEC and NASDAQ.

        In connection with these independence determinations, the Board considered all of the relationships between each director and us, including those relationships not required to be disclosed by the rules of the SEC under the heading "Certain Relationships and Related Transactions" below, including in particular the following relationships:

        Mr. Hecker is the President, Chief Executive Officer and a board member of publicly held Intermountain Community Bancorp and Chief Executive Officer and a board member of Panhandle State Bank, a wholly-owned subsidiary of Intermountain Community Bancorp. Our Chairman, Mr. Pence, served as a board member of Intermountain Community Bancorp and Panhandle State Bank from March 2002 through December 2005. Mr. Pence is also the beneficial owner of less than one percent of the outstanding common stock of Intermountain Community Bancorp. The Board has determined that Mr. Pence's current stock ownership and prior service as a board member of Intermountain Community Bancorp and Panhandle State Bank did not impair Mr. Hecker's independence.

        Mr. Lesher served as a trustee of the Aspenwood Supporting Foundation from December 1996 to January 2007. The Aspenwood Supporting Foundation is a charitable organization formed by our Chairman, Mr. Pence. Mr. Pence has served as a trustee of the Aspenwood Supporting Foundation since its inception and has made numerous gifts to the foundation. Mr. Lesher did not receive compensation for his service as a trustee of the foundation. The Board has determined that Mr. Lesher's former service as a trustee of the Aspenwood Supporting Foundation did not impair his independence.

        Mr. McCall's daughter works as a graphic designer for Coldwater Creek at our headquarters in Sandpoint, Idaho. The Board considered her salary and position within the Company and determined that her employment did not impair Mr. McCall's independence.

Board and Committee Meetings

        The Board held fourteen meetings during fiscal 2007. Each incumbent director attended all of the Board meetings during fiscal 2007 that occurred while such incumbent director served as a member of the Board. In addition, executive sessions of the independent directors without management present were held regularly throughout fiscal 2007 to discuss relevant subjects.

        It is our policy that all directors attend our Annual Meeting, except directors whose terms are expiring at that Annual Meeting and who are not standing for re-election. All continuing directors attended the 2007 Annual Meeting of Stockholders, and it is anticipated that all directors will attend the 2008 Annual Meeting.

        The Executive Committee held no meetings during fiscal 2007. The Audit Committee held thirteen meetings during fiscal 2007 and each member attended 100 percent of the meetings, with the exception of Mr. Hecker, who was absent from one meeting. The Compensation Committee held thirteen meetings during fiscal 2007 and each member attended 100 percent of the meetings, with the exception of Mr. McCall, who was absent from one meeting. The Nominating and Corporate Governance Committee held four meetings during fiscal 2007 for which there was 100 percent attendance by its members. The Succession Planning and Management Development Committee held four meetings during fiscal 2007 and each member attended 100 percent of the meetings.

Codes of Conduct

        We have adopted a Code of Business Conduct and Ethics for the members of our Board. A copy of this Code of Business Conduct and Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to or waivers of this Code of Business Conduct and Ethics will also be posted on http://www.coldwatercreek.com.

        We have adopted a Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. A copy of this Code of Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to and any waiver of this Code of Ethics that applies to our Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer will also be posted on http://www.coldwatercreek.com.

        Our Code of Business Conduct applicable to all of our employees is also available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to this Code of Business Conduct will also be posted on http://www.coldwatercreek.com.

Stockholder Communications with the Board

        Stockholders and other interested parties may contact the Board, or any member of the Board, at the following address:

  Coldwater Creek Board of Directors
  c/o Coldwater Creek Inc.
  One Coldwater Creek Drive
  Sandpoint, ID 83864

Or by e-mail at ContactBoardofDirectors@thecreek.com

        Information about the procedures for contacting the Board is available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

        Information on our website is not incorporated by reference into this Proxy Statement.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

        Stockholder proposals intended to be considered for inclusion in next year's Proxy Statement for the 2009 Annual Meeting of Stockholders must be received by us no later than January 1, 2009. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our bylaws. For proposals not intended to be submitted for inclusion in next year's Proxy Statement, but sought to be presented at the next Annual Meeting, our bylaws provide that stockholder proposals, including director nominations, must be received by us no later than the close of the 60th day nor earlier than the close of the 90th day prior to the first anniversary of the prior year's Annual Meeting. We have additional requirements for stockholder nominations to the Board, as described below. In addition, proxies to be solicited by the Board for the 2009 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than April 15, 2009. All stockholder proposals must be in writing and mailed to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

        Stockholder Nominations for Director.    Stockholders may recommend candidates for nomination to the Board for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

        Such recommendation must include the following information:

  •
  Information regarding the stockholder making the proposal, including name, address, and number of shares of Common Stock beneficially owned by such person;

  •
  A representation that the stockholder or the stockholder's nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder's designee intends to cast its vote for the election of the director, if nominated; and

  •
  The name, business address and residence of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules, including, but not limited to:

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  A copy of the nominee's resume;

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  Biographical information for the last five years, including directorships and principal occupation or employment of such person;

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  Date of birth;

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  A list of references;

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  A description of any relationship, arrangement or understanding between the stockholder and the nominee and any other person (including names) pursuant to which the nomination is being made;

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  A description of any direct or indirect relationship, arrangement or understanding between the stockholder or the nominee and us; and

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  The consent of each such nominee to be named in the Proxy Statement and to serve as a director if elected.

        Following verification of this information, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to the director qualification criteria for director nominations described below. The Nominating and Corporate Governance Committee screens and evaluates potential candidates in substantially the same manner regardless of the source of the recommendation.

        Qualification Criteria for Director Nominations.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Potential candidates will be identified from a number of sources, including current Board members, employees, stockholders, third-party search firms and other interested parties, as appropriate. The Nominating and Corporate Governance Committee is not required to nominate candidates who are recommended by stockholders, employees or other interested parties. Candidates nominated for election or re-election to the Board should possess the following qualifications:

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  The highest professional and personal ethics and values, consistent with our image and reputation;

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  High-level leadership experience in business and administrative functions with an ability to understand business problems and evaluate and formulate solutions;

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  Industry-related and other special expertise and skills that are relevant to us and complementary to the background and experience of other Board members;

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  Ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

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  Willingness to be an active, objective and constructive participant at meetings of the Board and its committees;

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  Commitment to serve on the Board over a period of several years to develop knowledge about our business;

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  Commitment to enhancing stockholder value and representing the best interests of all stockholders and to objectively evaluate management performance; and

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  The majority of directors on the Board should be "independent," not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 2007, the Compensation Committee consisted of James R. Alexander (Chairman), Jerry Gramaglia, Kay Isaacson-Leibowitz and Robert H. McCall. Mr. McCall served on the committee until June 9, 2007. None of the individuals serving on the Compensation Committee during fiscal year 2007 was an officer or employee of Coldwater Creek during fiscal year 2007, was an officer of the Company prior to fiscal 2007 or had any relationship required to be disclosed by the rules of the SEC under the "Certain Relationships and Related Transactions" heading below.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2008

        The information contained in this report shall not be deemed to be soliciting material or filed with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Board's Audit Committee is comprised solely of independent directors, as defined by the rules of NASDAQ and the SEC. During fiscal 2007, the members of the committee included James R. Alexander, Curt Hecker, Robert H. McCall (Chairman) and Michael J. Potter. Mr. Hecker served on the committee until September 15, 2007 and Mr. Potter joined the committee on that date. The Audit Committee met thirteen times during the fiscal year ended February 2, 2008.

        The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews the charter and assesses its adequacy annually. The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm for the fiscal year ended February 2, 2008, Deloitte, was responsible for performing an independent audit of the Company's consolidated financial statements as of and for the fiscal year ended February 2, 2008 in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Deloitte, as well as the Company's internal auditor, have full access to the Committee and regularly meet with the Committee without management being present to discuss appropriate matters.

        Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt from Deloitte of written disclosures and the letter required by Independence Standards Board Standard No. 1, its discussions with Deloitte regarding its independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards 61, as amended, and other matters, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the fiscal year ended February 2, 2008 be included in the Company's Annual Report on Form 10-K for such fiscal year.

FROM THE MEMBERS
OF THE AUDIT COMMITTEE
James R. Alexander
Robert H. McCall (Chair)
Michael J. Potter

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer, who we refer to as our named executive officers, or NEOs, for 2007. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

        The Board's Compensation Committee has responsibility for reviewing and approving compensation for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board and is available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

        The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. During the past few years our business has changed significantly and we have made substantial changes in executive compensation in an attempt to respond to those changes. In considering executive compensation, like most companies, we consider such factors as competition for executive talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, and fairness, both internally and externally. There are other factors specific to us that weigh heavily into our NEO compensation decisions, such as the following:

        Current retail environment.    During fiscal 2007 we operated in a highly promotional retail selling environment accompanied by lower customer traffic and challenging macroeconomic conditions. These conditions, which have continued into the first quarter of fiscal 2008, have had a negative impact on our revenues, gross margins and earnings. We believe these conditions will continue during the remainder of fiscal 2008. Our compensation decisions in 2007 were heavily influenced by macroeconomic conditions, as well as the Company's own performance and outlook, and were made with an eye toward balancing fiscal conservatism with concerns of employee morale and retention.

        Intense competition for management talent within the retail industry.    Like any company, we strive to recruit top talent at all levels of our organization. Certain areas of our retail business, however, are especially prone to intense competition, most notably merchandising and retail operations. Within these areas we have seen extensive movement of management-level personnel between our competitors, and we believe competitors and recruiters regularly contact our own executives regarding other opportunities. As a relatively new participant in the retail market, we may on occasion find it necessary to exceed the total compensation offered by more established retail competitors. To ensure our compensation is competitive, we rely on analyses of peer data, and we generally strive to achieve total compensation for our NEOs between the 50th and 75th percentile of our peer group. In doing so, we target base salary at the 50th percentile, subject to increase based on individual performance and other factors, while providing our executives substantial opportunity to exceed the 75th percentile in total compensation based on performance through our annual incentive program and equity award grants. In setting 2007 NEO compensation, we considered data collected by compensation consultants regarding our peer companies. These companies included American Eagle Outfitters, Ann Taylor, bebe stores, Chico's, Christopher & Banks, Coach, Dress Barn, Guess?, Gymboree, J. Crew, Jos. A. Banks, Talbots and Urban Outfitters. In selecting this peer group, we focused primarily on clothing retailers with revenues and market capitalization similar to our own. This peer group included some of our direct competitors in the women's apparel retail business, as well as specialty apparel retailers that do not cater to our target customer. We included these specialty apparel companies based primarily on their store base and similar growth strategies, as we believe our competition for top talent extends beyond our direct competitors.

        Small executive team substantial growth in operations.    Our NEOs are executing our growth strategy and we believe their compensation should be commensurate with a growth-oriented business. Almost every aspect of our business has grown substantially over the past five years, and our senior team, which has not increased in size during that period, is managing a changing and increasingly complex business. We believe the demands on executives, and the risks associated with a growth-oriented business like ours, are greater than these individuals would encounter in a mature business. We strive to recognize these demands by compensating NEOs for the increased demands and risks, such as through annual awards of stock options.

        Our headquarters location.    All of our NEOs other than Mr. El Chaar are based in Sandpoint, Idaho. We believe Sandpoint provides an attractive community for headquarters employees to work and live, with its abundant outdoor activities and natural setting. Nevertheless, Sandpoint is also a small, rural community and represents a major relocation for substantially all of our key hires, the majority of whom must be recruited from major urban areas. Moreover, Sandpoint has become an increasingly popular vacation home and retirement destination over the past few years, and real estate prices in the Sandpoint area have increased substantially. Average home prices in the Sandpoint area now approach or even exceed those in many major suburban areas. To attract and retain the talent we need, we therefore endeavor to compensate our executives above peer averages, with a level of assured cash compensation that will allow them to maintain an attractive lifestyle in Sandpoint.

        Our Former CEO/Founder.    Mr. Pence served as the Company's CEO during the majority of our last fiscal year, until his retirement in October 2007. Our consideration of Mr. Pence's compensation involved factors unique to his situation and relationship with the Company. Mr. Pence co-founded the Company in Sandpoint more than twenty years ago and is the holder of more than 17% of our outstanding stock. Given the level of his personal stock holdings as a co-founder, the Compensation Committee and Mr. Pence did not believe he should receive any form of equity compensation. At the same time, the Compensation Committee considered the appreciation on Mr. Pence's equity holdings to represent return on his initial investment in founding the Company, rather than compensation for his ongoing contribution. Throughout his tenure as CEO, Mr. Pence continued to devote long hours to managing and providing strategic direction to the business. The Compensation Committee was also mindful of the significant role Mr. Pence played over the past few years as the principal architect of our retail strategy. During this time of significant growth for the Company, including a portion of 2002 when he received no salary, Mr. Pence's compensation consistently trailed that of peer CEOs. In setting Mr. Pence's compensation, the Compensation Committee therefore sought an overall level of salary, bonus and post-retirement pay that provided fair and reasonable compensation, as compared with our other NEOs and his industry peers, and that recognized the value of both his past achievements and his ongoing contributions. As discussed below, during 2007 we continued our practice of providing substantial cash compensation incentives for Mr. Pence in order to align his total compensation with that of peer company CEOs.

        For all areas of executive compensation, including equity compensation awards for NEOs, the Compensation Committee seeks the input of outside compensation consultants. In 2007, the Compensation Committee used the services of Towers Perrin as its compensation consultant, and Towers Perrin assisted the Compensation Committee with assessing overall compensation levels, peer group analysis and compensation program design for 2007. In addition and at the direction of the Compensation Committee, Towers Perrin also performed a competitive analysis of non-NEO positions to ensure that compensation was both equitable and competitive. Management meets regularly with the Compensation Committee to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers, which in 2007 included our NEOs and our Senior Vice President of Human Resources. For executive officers other than himself while he was serving as CEO, Mr. Pence made recommendations to the Compensation Committee regarding salary and target bonus levels, and provided his assessment of their individual performance, on which a portion of the Annual Incentive Award Program payment is based. Mr. Pence's recommendations were often adjusted by the Compensation Committee before approval. The Compensation Committee also reviewed the performance and set the compensation for Mr. Pence.

Elements of Our Compensation Program

        Salary.    We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer base salaries competitive with those of our peer companies in larger markets. Our peer group analysis therefore serves as a starting point in setting salaries for our NEOs, and in all cases we initially target a base salary for NEOs at the 50th percentile of our peer group, recognizing that titles and levels of responsibility vary greatly from company to company. Beyond peer data, in setting salaries we also consider factors, such as:

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  Macroeconomic conditions and the Company's projected performance;

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  Historical, long-term individual performance;

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  Tenure with the Company;

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  Tenure in current role;

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  Retention concerns;

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  Contribution to Company growth; and

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  Industry experience

        An overriding concern for 2007, was the overall retail environment and outlook. For this reason, we did not award salary increases to our NEOs during 2007, except with respect to the promotions of Mr. Griesemer and Mr. Martin. In both cases, we targeted base salary below the 50th percentile range due to their limited tenure in their new positions. Although we considered the significantly increased responsibilities for Messrs. Griesemer and Martin in these new roles, we targeted base salary at a level that will allow for salary growth as they gain experience in these positions.

        2007 Incentive Award Program.    In 2007, all of our NEOs participated in our 2007 Incentive Award Program, which is a cash-based, pay-for-performance incentive plan. Awards under the 2007 Incentive Award Program were based on the Company's earnings before interest and taxes (EBIT) for the second half of fiscal 2007. The 2007 Incentive Award Program for our NEOs is identical to the incentive program in which substantially all other salaried employees participated. Under our incentive award program, if EBIT does not exceed pre-established minimum levels, no bonus is awarded. Target individual awards for our NEOs under the program, expressed as a percentage of their base salary, ranged from 40% for Mr. Martin to 85% for Mr. Griesemer. During his tenure as CEO during 2007, Mr. Pence's target individual award was 125% of salary. The individual's target bonus award percentage could be reduced by 50% if a minimum EBIT target was reached and could be doubled if the maximum EBIT level was met. If performance fell below the minimum EBIT target, no bonus would be awarded. Additionally, an executive's bonus payment was subject to being reduced by up to twenty percent based on individual performance.

        Our 2007 Incentive Award Program was designed to qualify as "performance-based compensation," deductible for federal income tax purposes under IRS Code §162(m). Several important determinations by the Compensation Committee are inherent in the awards made under this program:

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  Individual Bonus Targets.  Individual bonus targets which are expressed as a percentage of each NEO's salary, are approved by the Compensation Committee at the beginning of each fiscal year, or upon the individual's promotion. Individual bonus targets are highest for our most senior executives, as we believe these individuals have the greatest ability to impact our performance and therefore should have a higher portion of their total compensation "at risk". Recognizing that historically the bonus target percentages for the Company's executives, expressed as a percentage of salary, had been low as compared with our peer group, the Compensation Committee approved substantially greater bonus potential for our executives in 2007. For example, the bonus target of Ms. Shonk-Simmons was increased from 40% of salary in 2006 to 75% of salary in 2007. We believe our 2007 target levels, which were designed to approximate the 50th percentile among our peer group, are competitive and sufficient to incent our NEOs, particularly if Company-wide performance goals are exceeded. We also substantially increased the target bonus for Mr. Pence under the 2007 Incentive Award Program, consistent with our goal of increasing Mr. Pence's cash compensation incentives, in order to align his total compensation with that of peer company CEOs.

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  Performance Metrics.  The 2007 Incentive Award Program represents a substantial departure from the design of the Company's incentive award programs in recent years. In 2006, as in prior years, we implemented a full-year program, measuring quarterly performance in terms of both revenue growth, as measured against the same quarter in the prior fiscal year, and net earnings before deducting for interest and income taxes, expressed as a percentage of revenue, which is referred to as EBIT Margin. The Compensation Committee's decision to focus solely on EBIT performance goals in 2007 was primarily in the interest of simplifying the program. Moreover, the Compensation Committee believed that, given the significant increase in sales the Company has achieved in recent years, the program should place greater emphasis on earnings rather than growth, a change in emphasis that we believe is consistent with the manner in which analysts and investors now measure the success of our business. As in prior years, identical performance goals form the basis for the bonus structure for all of our salaried employees, as we believe there is an intangible benefit to focusing all personnel levels on consistent goals. The Compensation Committee's decision to consider only second half performance in the design of our 2007 Incentive Award Program was based solely on budgetary constraints in the first half of 2007, considering the economic outlook at that time.

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  Performance Goals.  The Compensation Committee establishes performance goals at the outset of the fiscal year based on our internal budgeting process and through an iterative process with management. The Compensation Committee strives to set the minimum performance goals at ambitious levels to provide a meaningful incentive. If the minimum goal is not reached, no bonus is awarded under the program. At the same time, we believe it is important to reward extraordinary performance, and if the target levels are exceeded by a meaningful amount, our NEOs and employees may earn up to two times their target bonus amounts. Based on the Company's actual performance during the second half of 2007, no bonuses were paid under the 2007 Incentive Award Program.

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  Return of Incentive Compensation.  We do not have a policy regarding return of incentive compensation in the event financial results are restated. Our policy is to address this situation on a case-by-case basis, considering issues such as the magnitude of the restatement and the materiality of the overpayment from the standpoint of both the Company and the individual, as well as other facts and circumstances surrounding the restatement, including motivational concerns and issues of fairness to our employees.

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  2008 Incentive Award Program.  Our 2008 Incentive Award Program will be based on the Company's operating results before interest and taxes for the first and second halves of fiscal 2008. Under the 2008 Incentive Award Program, each executive officer has an incentive compensation target that is a percentage of his or her base salary, ranging from 40% to 85% depending on the executive officer's title, experience and responsibilities. Bonus awards under the program may range from -0- to 150% of target based on the Company's performance. Additionally, an executive's bonus payment may be reduced by up to 25%, based on individual performance. The 2008 program incorporates a reduced overall bonus level, while still providing our employees incentive to excel, despite the business environment. We have also placed a greater amount of each individual's bonus award at-risk based on individual performance in the 2008 program.

        Supplemental CEO Bonus.    For the reasons discussed above, in considering the level of Mr. Pence's compensation for fiscal 2007, the Compensation Committee determined it was appropriate to continue to provide Mr. Pence with overall compensation potential at a level consistent with that of CEOs of peer companies. As in 2006, the Compensation Committee determined that a substantial portion of Mr. Pence's compensation should be tied to strong Company performance. Additionally, in light of Mr. Pence's base compensation level, the Compensation Committee determined that any additional bonus should be designed to qualify as performance-based compensation, deductible for federal income tax purposes under IRS Code §162(m). The Compensation Committee determined that a performance-based bonus plan with a meaningful reward for extraordinary performance fulfilled these objectives. As a result, during 2007, we again instituted a supplemental bonus plan for Mr. Pence, pursuant to which he could earn up to two times his salary based on earnings per share performance achieved in the second half of the year. The 2007 supplemental bonus plan provided Mr. Pence with a reduced maximum award potential as compared with the 2006 supplemental bonus plan, in light of the increased bonus potential Mr. Pence was provided under our 2007 Incentive Program. The Compensation Committee again chose earnings per share as the relevant measure of performance as we believe it is a key performance metric for our analysts and investors, and a good measure of our CEO's performance from both the standpoint of increasing revenue and controlling expenses. The Compensation Committee established a threshold level of earnings per share under this bonus program which exceeded the maximum performance levels rewarded under our 2007 Incentive Award Program so that this award would not merely supplement Mr. Pence's award amounts under the 2007 Incentive Award Program. As such, it was expected that this would be a difficult, but attainable performance level for the Company and that achievement of the goal would warrant payment of the target bonus amount. Based on the Company's actual performance during the second half of 2007, Mr. Pence did not earn a supplemental bonus under this program.

        Retention Bonus Program.    Historically, as a means of promoting long-term retention we used cash bonus retention agreements, pursuant to which the NEO would receive an agreed-upon lump sum payment of cash upon the completion of three years of service from the grant date, subject to individual and Company performance conditions, as described below under "Retention Bonus Program." We no longer issue these cash-based awards to our NEOs as we believe restricted stock units, or RSUs, are better aligned with our goal of rewarding performance by allowing the NEO to receive the benefit of increases in our share value over the vesting term.

        Equity Compensation.    Historically, stock option awards were our sole form of equity compensation, and we did not have a regular equity grant program. Beginning in 2005, working with compensation consultants, the Compensation Committee reevaluated our equity compensation strategy in light of our goals of allowing our NEOs to participate in the Company's long-term success and encouraging retention, while being mindful of the dilutive impact of equity compensation on our other stockholders. Based on this evaluation, we determined to begin an annual program of awarding to our senior executives (other than Mr. Pence) both RSUs that vest after three years and stock options that vest annually over a three-year period. Our practice is to determine the dollar amount of equity compensation that we want to provide based on a total compensation analysis, considering the mix of current and long-term cash and equity compensation, and to grant a combination of RSUs and stock options with an aggregate value on the date of grant equal to that amount. For RSUs, we determine the number of shares to be awarded based upon the closing price of our stock on the grant date. We employed the Black-Scholes model to determine the value of the option grants, using the same assumptions we use for financial accounting purposes. Historically, the Compensation Committee has weighted these annual incentive awards nearly equally between options and RSUs. For 2007, the Compensation Committee chose to award approximately 60% of each NEO's annual award in the form of stock options, based on the value of the awards. While the Compensation Committee continues to believe that both stock options and RSUs play an important role in encouraging retention and long term performance, the Committee believes that stock options more closely align management interests with the creation of stockholder value.

        In addition to our annual executive grants, in 2007 we made additional awards of stock options and RSUs to Mr. Griesemer and stock options to Mr. Martin in connection with their respective promotions. In both cases, these grants were made in recognition of the increased responsibilities of Messrs. Griesemer and Martin in these new roles, and the awards were targeted to be below the 50th percentile among peer companies to allow for total compensation growth as they gain experience in their new positions.

        In establishing award levels for NEOs, we do not consider the equity ownership levels of the recipients, prior awards that are fully vested or amounts realized by the NEOs for previous awards. It is our belief that competitors who might try to hire away our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Accordingly, to remain competitive we do not reduce current award levels for amounts already realized or realizable by our NEOs.

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  Restricted Stock Unit Awards.  The RSUs vest in full three years after grant date, subject only to the NEO's achievement of performance ratings at the level of "meets expectations" throughout the vesting period. The "meets expectations" level is regarded as a minimal requirement and, as such, we view these awards as essentially time-vested. We believe time vesting is appropriate for these awards as they are our primary long-term retention device for senior executives, other than Mr. Pence.

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  Stock Option Grants.  Our implementation in fiscal 2006 of Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we must consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a growth company such as ours and are the primary means by which our NEOs share in the Company's growth. We believe the value of our option awards in recent years has been a major compensation-related factor in our ability to attract top talent. The Compensation Committee believes annual awards to our NEOs encourage retention, because the recipient must remain employed with the Company to receive the award. The Compensation Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the NEO if our stock's value does not increase. For these reasons, the Compensation Committee considers stock options to be an important part of total compensation for our NEOs.

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  Option and RSU Grant Practices for NEOs.  Historically, the timing of our grants of stock options and RSUs has been based on internal, operational factors. We have not had a practice of "timing" our grant awards to give effect to the pending public release of material information, and any grants we may have made to NEOs in proximity to a release of earnings or other material information is coincidental. Nevertheless, in light of the media attention surrounding option grant practices, our Compensation Committee adopted a policy beginning in 2007 that annual long-term incentive awards will be made as of our annual meeting date, which occurs in mid-June. This policy does not apply to new hires and promotions of NEOs, for which we will endeavor to approve any new awards as soon as possible after the date of hire or promotion. We believe this policy allows us to consider prior year performance as well as recent peer group data in making annual awards.

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  Option and RSU Grant Practice for Non-Executives.  Mr. Griesemer, who serves as the sole member of a Secondary Committee, has authority to approve option grants and RSUs for non-executives, subject to guidelines established by the Board. These guidelines specify the manner and time at which pricing will be determined. Awards approved by the Secondary Committee may be awards for new hires and promotions, or discretionary awards, and are reported on a monthly basis to the Compensation Committee. The exercise price of all options granted to our employees is equal to the fair market value of our Common Stock on the date of grant, measured as the closing price of our Common Stock on the grant date as reported by NASDAQ.

        Supplemental Executive Retirement Plan.    Our SERP provides monthly benefits upon retirement, death or disability and is designed to encourage retention for our most senior executives by providing for increased retirement benefits for each additional year of employment, subject to vesting conditions. We instituted this plan in 2005 after discussions with our senior team led us to conclude that it would be positively perceived as a long-term retention incentive. We later added Mr. Pence to the SERP primarily to provide him with an additional form of non-equity based compensation. We also took into account the fact that Mr. Pence has been compensated below typical market levels historically, due in large part to his non-participation in our equity compensation programs, which have provided significant value to our other NEOs and employees. Because the SERP was not intended to be a retention device for Mr. Pence, he was fully vested in the SERP benefits and was not subject to a reduction in benefits for retirement prior to age 62. With the retirements of Messrs. Pence and Dick in 2007, the only NEOs currently accruing benefits under the SERP are Ms. Shonk-Simmons and Mr. Griesemer. Upon Mr. Pence's retirement in October 2007, he will begin receiving benefits under the SERP in fiscal 2008.

        Perquisites.    Substantially all benefits we provide to our NEOs are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered "perquisites." Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan, employee stock purchase plan and discounts on our products. Relocation benefits are also reimbursed but are individually negotiated when they occur. On occasion we may permit family members of our NEOs to accompany them on business trips under our business jet fractional share program, subject to compliance with applicable tax regulations. However, we incur no incremental cost in this situation. The aggregate incremental cost to us for all the perquisites we provided to any NEO in 2007 was de minimus.

Change in Control and other Termination Events

Severance

        Historically, the Company did not have employment or severance agreements with its NEOs or employees. During 2006, however, the Company entered into an employment agreement with Ms. Shonk-Simmons. We entered into similar agreements with Messrs. Griesemer, Moen and El Chaar during fiscal 2007. Descriptions of these employment agreements are provided in the section entitled "Payments and Entitlements upon Change in Control or other Termination Events" of this Proxy Statement.

        Our primary consideration in entering into our executive employment agreements was to encourage long-term retention by providing a guaranteed level of financial protection upon loss of employment. We also considered the highly competitive market for executive level talent and the widespread use of employment agreements in our industry. We further believe that change in control severance provisions of the type incorporated in these agreements align executive and stockholder interests by enabling the executive to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive's own employment.

        Under each executive's arrangement, he or she is entitled to receive severance for various termination events, including departure for Good Reason or dismissal without Cause, regardless of the occurrence of a Change in Control (as those terms are defined under the agreements). With respect to severance upon a Change in Control, each executive's agreement requires a "double trigger"—a change in control followed by an involuntary loss of employment within one year thereafter. Additionally, under Ms. Shonk-Simmons' agreement, for a period of 30 days commencing one year after a Change in Control, and without the occurrence of an additional event, Ms. Shonk-Simmons has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Shonk-Simmons to receive severance benefits upon her voluntary resignation following a Change in Control is important to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

        In general, the severance payment for Ms. Shonk-Simmons and Mr. Griesemer is equal to one and one-half times annual salary and annual bonus amount at target level as of the date of termination, and is equal to two and one-half times annual salary and annual bonus amount at target level if the termination is within twelve months of a Change in Control. Ms. Shonk-Simmons and Mr. Griesemer would also be entitled to health benefits for eighteen months, to accelerated vesting of all outstanding equity awards and to accelerated vesting of the payments he or she is eligible to receive under the SERP. In addition, if Ms. Shonk-Simmons' or Mr. Griesemer's employment is terminated as a result of permanent disability, she or he is entitled to receive then current monthly base salary for eighteen months following termination.

        The severance payment for Messrs. Moen and El Chaar is equal to annual salary and annual bonus amount at target level as of the date of termination and is equal to one and one-half times annual salary and annual bonus amount at target level if the termination is within twelve months of a Change in Control. Messrs. Moen and El Chaar would also be entitled to health benefits for twelve months and to accelerated vesting of all outstanding equity awards. In addition, if Mr. Moen's or Mr. El Chaar's employment is terminated as a result of permanent disability, each is entitled to receive his then current monthly base salary for twelve months following termination.

Equity

        In general, upon a corporate transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50 percent or more of the voting power of our outstanding securities, all outstanding stock options and RSUs held by our employees, including our NEOs, will vest in full unless as part of the corporate transaction (a) the options are assumed by the acquiring entity or replaced with a comparable option for shares of stock of the acquiring entity, or (b) are replaced with a cash payout that preserves the spread existing on the unvested option at the time of the transaction and provides for the subsequent payout under the same vesting schedule. RSUs granted to our NEOs and other employees similarly vest in full upon a corporate transaction unless they are assumed by the acquiring entity. Each of the employment agreements provides for accelerated vesting of all outstanding equity awards in connection with a termination of employment, as described above.

SERP

        The vesting of accrued benefits under our SERP may be accelerated by the Board at its discretion in connection with a change in control, in which case all accrued benefits would accelerate and be payable in a lump sum equal to the actuarial equivalent value of the benefit (less any payments that had already been paid to the participant). In connection with a termination of employment, as described above, Ms. Shonk-Simmons' and Mr. Griesemer's employment agreement provides for accelerated vesting of future payments he or she is eligible to receive under the SERP.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of Coldwater Creek Inc. oversees the Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and the Company's Proxy Statement to be filed in connection with the Company's 2008 Annual Meeting of Stockholders, each of which will be filed with the SEC.

COMPENSATION COMMITTEE
James R. Alexander (Chair)
Jerry Gramaglia
Kay Isaacson-Leibowitz

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information concerning compensation earned by our NEOs for fiscal years 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(5)			Option Awards ($)(6)			Non-Equity Incentive Plan Compensation ($)(7)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)		All Other Compensation ($)(9)		Total ($)

Daniel Griesemer President and Chief Executive Officer(10)	2007 2006	$ $	553,077 450,000		— —		$ $	308,434 169,450		$ $	463,958 319,594		$	— 108,933	$ $	84,627 70,586	$ $	12,260 8,605	$ $	1,422,356 1,127,168

Timothy Martin Senior Vice President and Chief Financial Officer(11)	2007		$301,923		—			$18,522			$81,916			—		—		$4,587		$406,948

Georgia Shonk-Simmons President and Chief Merchandising Officer	2007 2006	$ $	600,000 600,000	$	— 150,000	(1)	$ $	313,865 160,539		$ $	359,399 153,985		$	— 152,648	$ $	160,436 203,989	$ $	11,827 9,159	$ $	1,445,527 1,430,320

Dan Moen Senior Vice President and Chief Information Officer	2007 2006	$ $	350,000 311,058		$225,000 —	(2)	$ $	142,804 79,877		$ $	188,499 120,323		$	— 69,449		— —	$ $	11,586 11,962	$ $	917,889 592,669

Gerard El Chaar Senior Vice President of Operations	2007		$350,000		—			$101,667			$128,367			—		—		$11,827		$591,861

Dennis C. Pence Former Chief Executive Officer(10)	2007 2006	$ $	738,462 1,000,000		— —			— —			— —		$	— 323,720	$ $	80,323 2,485,509	$ $	5,914 10,505	$ $	824,699 3,819,734

Melvin Dick Former Chief Financial Officer(11)	2007 2006	$ $	329,808 425,000	$ $	200,000 225,000	(3) (2)	$ $	(112,755 112,755	)(4)	$ $	111,435( 255,048	4)	$	— 82,153	$	— 94,343	$ $	11,120 8,894	$ $	539,608 1,203,193

(1)
Represents a discretionary bonus paid to Ms. Shonk-Simmons based on her performance during the first quarter of fiscal 2006.

(2)
Represents a retention bonus paid as described below under "Retention Bonus Program".

(3)
Represents a severance payment made to Mr. Dick upon his retirement on February 1, 2008.

(4)
Includes stock options and RSU's forfeited as a result of Mr. Dick's retirement of 70,845 and 29,100, respectively.

(5)
Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for RSUs granted in fiscal 2007 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2008. For further information on these awards, see the Grants of Plan-Based Awards table.

(6)
Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for stock options granted in fiscal 2007 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2008. For further information on these awards, see the Grants of Plan-Based Awards table.

(7)
The amounts shown in this column consist of payments made under our Incentive Award Program, which is described below under the heading "Incentive Award Program."

(8)
The amounts shown in this column represent the aggregate increase in actuarial value of each of the NEO's benefits under our SERP, which is described below under the heading "Supplemental Executive Retirement Plan."

(9)
Amounts shown represent matching contributions we made to NEO's accounts under our 401(k) Plan and life insurance premiums paid on behalf of our NEO's. Perquisites are not included in this table as the aggregate incremental cost to us of all perquisites we provided to any NEO in fiscal 2007 was less than $10,000.

(10)
Mr. Pence served as Chief Executive Officer until retirement as of October 30, 2007. From January 2005 to March 2007, Mr. Griesemer served as Executive Vice President, Sales and Marketing. From March to October 2007, Mr. Griesemer served as President and Chief Operating Officer. Mr. Griesemer has served as Chief Executive Officer since October 30, 2007.

(11)
Mr. Dick served as Chief Financial Officer until September 1, 2007. Mr. Martin has served as Chief Financial Officer since September 1, 2007.

2007 Grants of Plan-Based Awards

        The following table shows certain information about incentive plan awards and other equity awards granted to NEOs during fiscal 2007.

																	Grant Date Fair Value of Stock or Option Awards Granted in Fiscal 2007 ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards									All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
															Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)			Target ($)			Maximum ($)

Dennis C. Pence	11-Mar-07 23-Mar-07	$ $	0 0	(1) (2)		$1,250,000 —	(1)	$ $	2,500,000 2,000,000	(1) (2)	— —		— —			— —		— —

Daniel Griesemer	11-Mar-07 23-Mar-07 30-Oct-07 9-Jun-07 2-Nov-07 9-Jun-07 2-Nov-07	$ $ $	0 0 0 — — — —	(1) (1) (1)	$ $ $	270,000 350,000 616,250 — — — —	(1) (1)(3) (1)(3)	$ $ $	540,000 700,000 1,232,500 — — — —	(1) (1)(3) (1)(3)	— — — 13,000 10,000 —	(5) (5)	— — — — — 39,000 40,000	(6) (6)	$ $	— — — — — 24.37 7.95	$ $ $ $	— — — 316,810 79,500 510,510 189,600

Timothy Martin	11-Mar-07 1-Sep-07 9-Jun-07 9-Jun-07 31-Aug-07	$ $	0 0 — — —	(1) (1)	$ $	85,500 130,000 — — —	(1) (1)(4)	$ $	171,000 260,000 — — —	(1) (1)(4)	— — 3,500 —	(5)	— — — 10,500 10,000	(6) (6)	$ $	— — — 24.37 12.44	$ $ $	— — 85,295 137,445 72,800

Georgia Shonk-Simmons	11-Mar-07 9-Jun-07 9-Jun-07		$0 — —	(1)		$450,000 — —	(1)		$900,000 — —	(1)	— 15,000 —	(5)	— — 45,000	(6)	$	— — 24.37	$ $	— 365,550 589,050

Dan Moen	11-Mar-07 9-Jun-07 9-Jun-07		$0 — —	(1)		$175,000 — —	(1)		$350,000 — —	(1)	— 5,000 —	(5)	— — 15,000	(6)	$	— — 24.37	$ $	— 121,850 196,350

Gerard El Chaar	11-Mar-07 9-Jun-07 9-Jun-07		$0 — —	(1)		$175,000 — —	(1)		$350,000 — —	(1)	— 5,000 —	(5)	— — 15,000	(6)	$	— — 24.37	$ $	— 121,850 196,350

Melvin Dick	11-Mar-07		$0	(1)		$212,500	(1)		$425,000	(1)	—		—			—		—

(1)
Amounts shown relate to our 2007 Incentive Award Program. The "Threshold" level amounts reported above assume that we do not achieve the minimum EBIT goals. The "Target" level amounts reported above assume that we achieve the targeted EBIT goal and the executive's award is not reduced based on individual performance. The "Maximum" level amounts reported above assume that we achieve the maximum EBIT goal and that the executive's award is not reduced based on individual performance. Actual Incentive Award Program bonuses paid during fiscal 2007 are set forth above in the Summary Compensation Table. For a full description of the 2007 Incentive Award Program, see "Incentive Award Program" below.

(2)
Amounts shown relate to the Supplemental CEO Bonus program for fiscal 2007. Mr. Pence did not earn a supplemental bonus under this program. For a full description of the Supplemental CEO Bonus program, see "Supplemental CEO Bonus Plan" below.

(3)
On March 23, 2007, in conjunction with his appointment to President and Chief Operating Officer and on October 30, 2007, in conjunction with his appointment to President and Chief Executive Officer, Mr. Griesemer's 2007 target was increased.

(4)
On September 1, 2007, in conjunction with his appointment to Senior Vice President and Chief Financial Officer, Mr. Martin's 2007 target was increased.

(5)
Consists of shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan. All of these RSUs vest on the third anniversary of the grant date, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period. The holder of an RSU award receives shares of our Common Stock upon vesting and does not have any rights associated with the shares prior to their delivery in accordance with the award agreement.

(6)
Consists of options to purchase our Common Stock granted under our Amended and Restated Stock Option/Stock Issuance Plan. The exercise price is equal to the closing price of our Common Stock on the grant date, and the options vest in three equal installments on each of the first, second and third anniversaries of the grant date and expire on the seventh anniversary of the grant date.

        Incentive Award Program.    All of our NEOs participated in our 2007 Incentive Award Program, which was a cash-based, pay-for-performance semi-annual incentive plan. This plan was identical to the incentive program in which substantially all other salaried employees participated. Awards under the 2007 Incentive Award Program were based on the Company's EBIT for the second half of fiscal 2007. Target individual awards for our NEOs under the program, expressed as a percentage of salary, ranged from 40% for Mr. Martin to 85% for Mr. Griesemer. During his tenure as CEO during 2007, Mr. Pence's target individual award was 125% of salary. The individual target percentage could be reduced by 50% if a minimum EBIT target was reached and could be doubled if the maximum EBIT level was met. If performance fell below the minimum EBIT target, no bonus would be awarded. Additionally, an executive's bonus payment was subject to being reduced by up to 20% based on individual performance. Target individual awards under the 2007 Incentive Award Program were based on the Company achieving EBIT of $79.0 million during the second half of fiscal 2007 (without giving effect to the bonus), with no bonus awarded if the Company did not achieve at least $64.4 million of EBIT for that period. Maximum bonuses would be payable if the Company achieved $97.7 million of EBIT for the period. Based on the Company's actual performance during the second half of 2007, no bonuses were paid under the 2007 Incentive Award Program.

        Supplemental CEO Bonus Plan.    During fiscal 2007, the Compensation Committee approved a performance-based cash bonus award plan for Mr. Pence related to our earnings per share performance during fiscal 2007. Under the plan, Mr. Pence was eligible to receive a bonus of between $500,000 and $2,000,000 based on the Company's earnings per share performance. The required level of earnings per share for Mr. Pence to receive the minimum bonus under this plan was $0.543, before giving effect to the bonus. Mr. Pence would have been entitled to the maximum bonus under this plan for earnings per share of $0.566, before giving effect to the bonus. The bonus would be prorated for performance between these minimum and maximum levels. Based on actual performance during 2007, Mr. Pence did not earn an award under this program.

        Retention Bonus Program.    As a means of promoting long-term retention, we previously entered into cash bonus retention agreements with our NEOs, pursuant to which the executive would receive an agreed-upon lump sum payment of cash upon the completion of three years of continuous service from the grant date. These payments were also contingent upon achievement of earnings equal to at least two-thirds of our plan for the prior three fiscal years and satisfactory performance evaluations for the executive. We entered into retention bonus agreements with Mr. Dick and Mr. El Chaar in 2003 that were paid in fiscal 2006. We entered into a retention bonus agreement with Mr. Moen in 2004 that was paid in fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows certain information about equity awards held by our NEOs that were outstanding at the end of fiscal 2007.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(28)

Dennis C. Pence	—	—			—	—	—			—

Daniel Griesemer	75,141 40,500 50,625 37,100 9,334 — — —	25,312 10,125 33,750 18,550 18,666 39,000 40,000 —	(1) (2) (3) (4) (5) (6) (7)	$ $ $ $ $ $ $	1.93 2.88 6.32 11.38 27.04 24.37 7.95 —	4/30/2013 9/30/2013 3/31/2014 5/8/2012 8/28/2013 6/9/2014 11/2/2014 —	— — — — — — — 66,750	(23)	$	— — — — — — — 469,253

Timothy Martin	3,000 — — —	12,000 10,500 10,000 —	(8) (9) (10)	$ $ $	27.43 24.37 12.44 —	8/31/2016 6/9/2014 8/31/2014 —	— — — 3,500	(24)	$	— — — 24,605

Georgia Shonk-Simmons	337,779 31,800 10,667 — —	15,900 21,333 45,000 —	(11) (12) (13)	$ $ $ $	2.27 11.38 27.04 24.37 —	1/31/2010 5/8/2012 8/28/2013 6/9/2014 —	— — — — 56,400	(25)	$	— — — — 396,492

Dan Moen	10,125 15,189 15,900 5,334 — —	10,125 10,124 7,950 10,666 15,000 —	(14) (15) (16) (17) (18)	$ $ $ $ $	1.93 6.32 11.38 27.04 24.37 —	4/30/2013 3/31/2014 5/8/2012 8/28/2013 6/9/2014 —	— — — — — 25,600	(26)	$	— — — — — 179,968

Gerard El Chaar	188 26,438 8,188 30,375 10,600 3,334 — —	— — — 10,125 5,300 6,666 15,000 —	(19) (20) (21) (22)	$ $ $ $ $ $ $	3.91 2.43 4.09 1.93 11.38 27.04 24.37 —	10/31/2010 2/28/2011 12/29/2010 4/30/2013 5/8/2012 8/28/2013 6/9/2014 —	— — — — — — — 18,500	(27)	$	— — — — — — — 130,055

Melvin Dick	6,667	—			$27.04	8/28/2013	—			—

(1)
Consists of 25,312 options that vest on April 30, 2008.

(2)
Consists of 10,125 options that vest on September 30, 2008.

(3)
Consists of 16,875 options that vest on March 1, 2008 and 16,875 options that vest on March 1, 2009.

(4)
Consists of 18,550 options that vest on May 8, 2008.

(5)
Consists of 9,333 options that vest on August 28, 2008 and 9,333 options that vest on August 28, 2009.

(6)
Consists of 13,000 options that vest on June 9, 2008, 13,000 options that vest on June 9, 2009 and 13,000 options that vest on June 9, 2010.

(7)
Consists of 13,334 options that vest on November 2, 2008, 13,333 options that vest on November 2, 2009 and 13,333 options that vest on November 2, 2010.

(8)
Consists of 3,000 options that vest on August 31, 2008, 3,000 options that vest on August 31, 2009, 3,000 options that vest on August 31, 2010 and 3,000 options that vest on August 31, 2011.

(9)
Consists of 3,500 options that vest on June 9, 2008, 3,500 options that vest on June 9, 2009 and 3,500 options that vest on June 9, 2010.

(10)
Consists of 3,334 options that vest on August 31, 2008, 3,333 options that vest on August 31, 2009 and 3,333 options that vest on August 31, 2010.

(11)
Consists of 15,900 options that vest on May 8, 2008.

(12)
Consists of 10,667 options that vest on August 28, 2008 and 10,666 options that vest on August 28, 2009.

(13)
Consists of 15,000 options that vest on June 9, 2008, 15,000 options that vest on June 9, 2009 and 15,000 options that vest on June 9, 2010.

(14)
Consists of 10,125 options that vest on April 30, 2008.

(15)
Consists of 5,062 options that vest on March 1, 2008 and 5,062 options that vest on March 1, 2009.

(16)
Consists of 7,950 options that vest on May 8, 2008.

(17)
Consists of 5,333 options that vest on August 28, 2008 and 5,333 options that vest on August 28, 2009.

(18)
Consists of 5,000 options that vest on June 9, 2008, 5,000 options that vest on June 9, 2009 and 5,000 options that vest on June 9, 2010.

(19)
Consists of 10,125 options that vest on April 30, 2008.

(20)
Consists of 5,300 options that vest on May 8, 2008.

(21)
Consists of 3,333 options that vest on August 28, 2008 and 3,333 options that vest on August 28, 2009.

(22)
Consists of 5,000 options that vest on June 9, 2008, 5,000 options that vest on June 9, 2009 and 5,000 options that vest on June 9, 2010.

(23)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 30,750 shares of which vest and are deliverable on May 8, 2008, 13,000 shares of which vest and are deliverable on August 28, 2009, 13,000 shares of which vest and are deliverable on June 9, 2010 and 10,000 shares of which vest and are deliverable on November 2, 2010, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(24)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 3,500 shares of which vest and are deliverable on June 9, 2010, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(25)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 26,400 shares of which vest and are deliverable on May 8, 2008, 15,000 shares of which vest and are deliverable on August 28, 2009 and 15,000 shares of which vest and are deliverable on June 9, 2010, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(26)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 13,200 shares of which vest and are deliverable on May 8, 2008, 7,400 shares of which vest and are deliverable on August 28, 2009 and 5,000 shares of which vest and are deliverable on June 9, 2010, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(27)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 8,850 shares of which vest and are deliverable on May 8, 2008, 4,650 shares of which vest and are deliverable on August 28, 2009 and 5,000 shares of which vest and are deliverable on June 9, 2010, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(28)
Determined by multiplying $7.03, the closing price of our Common Stock on February 1, 2008, by the number of shares underlying each RSU award.

Option Exercises and Stock Vested

        The following table shows information about stock options exercised by our NEOs and stock awards held by our NEOs that vested during fiscal year 2007.

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Dennis C. Pence	—	—

Melvin Dick	145,371	$2,953,262

Georgia Shonk-Simmons	30,000	$518,038

Daniel Griesemer	5,000	$115,350

Timothy Martin	—	—

Gerard El Chaar	—	—

Dan Moen	—	—

    (1)
    Amounts reflect the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits(1)	Payments During Last Fiscal Year

Dennis C. Pence(2)	Supplemental Executive Retirement Plan	20.0	$6,226,244	—

Melvin Dick	Supplemental Executive Retirement Plan	4.8	—	—

Georgia Shonk-Simmons	Supplemental Executive Retirement Plan	9.6	$1,236,378	—

Daniel Griesemer	Supplemental Executive Retirement Plan	6.3	$384,491	—

(1)
Amounts shown in this column represent the actuarial present value of the NEO's accumulated benefit under the SERP computed using the same assumptions used for financial reporting purposes except that the SERP's normal retirement age of 62 was used as the retirement age assumption. During fiscal 2007, Mr. Pence retired with full benefits under the SERP and therefore, his current age was used to determine the present value of his accumulated benefit. Mr. Dick retired without vesting in the SERP and therefore, will not receive any retirement benefits under the SERP. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2008 for a discussion of the methodology and assumptions used in calculating these amounts.

(2)
Benefit payments to Mr. Pence will commence in fiscal 2008.

        Supplemental Executive Retirement Plan.    On October 1, 2005, the Board approved a Supplemental Executive Retirement Plan, or SERP, for certain executive officers and key employees effective as of October 30, 2005. The SERP is an unfunded, non-qualified benefit plan that provides eligible participants with monthly benefits upon retirement, termination of employment, death or disability, subject to certain conditions. The participants in the SERP include Ms. Shonk-Simmons, and Messrs. Pence and Griesemer.

        The following table sets forth the aggregate estimated annual retirement benefits as of February 2, 2008 for the SERP participants:

Name	Annual Retirement Benefit(1)

Dennis C. Pence	$407,615

Georgia Shonk-Simmons	$142,419

Daniel Griesemer	$75,502

    (1)
    On normal retirement at age 62, except with respect to Mr. Pence who is fully vested and retired.

        Normal SERP retirement benefits are determined by multiplying a percentage equal to 2.5 percent of each eligible executive's average monthly earnings by the number of years of his or her service with the Company, up to a maximum of twenty years. "Average monthly earnings" means the highest average of the participant's monthly base salary during any consecutive 60-month period after October 30, 2005 in which the participant is an employee in the 120 months preceding his or her employment termination. For purposes of this calculation in applicable circumstances the 60- and

120-month periods refer to such fewer number of months as measured from October 30, 2005 to a participant's employment termination date.

        No benefits are payable under the SERP upon retirement unless a participant has become fully vested. SERP benefits vest as to each participant after he or she (a) provides continuous service to the Company for at least (i) five years after adoption of the SERP or (ii) a total of fifteen years and (b) reaches the age of 55. If a participant engages in certain competitive activities or in fraudulent or dishonest conduct or otherwise fails to comply with our professional or ethical standards, all SERP benefits of such participant will immediately cease and be forfeited.

        In the event of a change in control of our Company, the Board has the discretion to accelerate the vesting of all accrued benefits under the SERP and provide for a lump-sum payment to each participant equal to the actuarial equivalent of each participant's accrued benefits. Pursuant to the terms of the employment agreements with Mr. Griesemer and Ms. Shonk-Simmons, if employment is terminated without "Cause" or he/she terminates his/her employment for "Good Reason" following a "Change in Control" (as such terms are described below under "Payments and Entitlements Upon Change in Control and Other Termination Events"), he/she will receive accelerated vesting of his/her annual benefit under the SERP and payment in accordance with its terms. Assuming the occurrence of a change in control and termination on February 2, 2008, the annual benefit to Mr. Griesemer and Ms. Shonk-Simmons would be approximately $76,000 and $142,000, respectively.

        Benefits are generally payable to vested participants over their lifetime after separation from service on or after age 62, subject to the advance election by a participant for his or her spouse to receive a survivor annuity equal to 50 percent or 100 percent of the participant's benefit. If a participant continues providing services after age 62, the benefit will continue to accrue (subject to the twenty-year maximum) and vested benefits will be payable upon retirement. If a vested participant retires before reaching the age of 62, his or her SERP benefit will stop accruing and the amount of the SERP benefit will be reduced by multiplying his or her normal retirement benefit by four percent for each year that his or her age is under 62 as of the date of retirement. Pursuant to an amendment to the SERP approved by the Compensation Committee in 2006, this early retirement discount did not reduce Mr. Pence's SERP benefit as a result of his retirement during fiscal 2007. Mr Pence elected the joint and survivor annuity and as a result, will receive an annual pension benefit of approximately $408,000.

        Upon termination due to a participant's disability, if the participant is not vested, the participant will continue to accrue years of benefit service and years of vested service during the period of disability until he or she is fully vested, and benefit payments would commence at the participant's earliest retirement age (age 55) or when vested. Benefits payable upon disability are offset by amounts received under our long term disability plan, but are not offset by social security or other offset amounts. Assuming the occurrence of their termination as a result of disability on February 2, 2008, Ms. Shonk-Simmons and Mr. Griesemer would be entitled to receive continued vesting in the following annual benefits, commencing at the age set forth below:

Name	Annual Retirement Benefit	Payment Commencement Age

Georgia Shonk-Simmons	$127,702	59

Daniel Griesemer	$54,361	55

        If a participant dies before becoming vested in the SERP or dies without a surviving spouse, no benefits are payable. If a vested participant dies prior to retirement and has a surviving spouse, the spouse will receive during his or her lifetime monthly payments in the amount that would have been payable if the participant had survived and had elected the 50 percent joint and survivor annuity. If a participant dies after retirement, survivor benefits are payable only if the participant had elected payment of a joint and survivor annuity.

PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND
OTHER TERMINATION EVENTS

        The following is a description of the specific circumstances relating to termination of employment and change in control of the Company that will trigger payments to our NEOs and a calculation of the estimated payment as a result of the occurrence of such events had they occurred on February 2, 2008, the end of our fiscal year.

Executive Employment Agreements

        We have a three-year employment agreement with Ms. Shonk-Simmons, which was entered into in December 2006. In May 2007 we entered into three-year employment agreements with Messrs. Griesemer, Moen and El Chaar.

        Each of these agreements provides for payments to be made to an executive upon certain termination events, including a "Change in Control" of the Company (generally defined as (i) the acquisition of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; (ii) a change in the majority of the Board by reason of one or more contested elections; or (iii) a sale of all or substantially all of the assets of the Company).

        Under the employment agreements, if any of the following termination events (the "Termination Events") occurs:

  •
  The executive's employment is terminated by the Company without "Cause" (generally defined as conviction for the commission of a felony; dishonesty; continuing failure to perform duties; material violation of Company policy; or material violation of the terms of the employment agreement, including its non-competition provision);

  •
  The executive terminates employment for Good Reason (as defined below);

        The executive is entitled to receive:

  •
  Lump sum cash severance payment. For Mr. Griesemer and Ms. Shonk-Simmons, this payment is equal to one and one-half times the sum of annual salary plus annual bonus at target level in effect on the day of termination. For Messrs. Moen and El Chaar, this payment is equal to annual salary plus annual bonus at target level in effect on the day of termination;

  •
  Full vesting of all unvested equity awards held by the executive;

  •
  For Mr. Griesemer and Ms. Shonk-Simmons, accelerated full vesting under the SERP and payment in accordance with its terms (see "Pension Benefits"); and

  •
  Continuation of health benefits for eighteen months in the case of Ms. Shonk-Simmons and Mr. Griesemer and twelve months in the case of Mr. Moen and Mr. El Chaar;

except that if within one year following a Change in Control, the executive's employment is terminated without Cause or the executive terminates employment for Good Reason, then the executive will receive an increased lump-sum cash severance payment. For Ms. Shonk-Simmons and Mr. Griesemer, this payment will be equal to two and one-half times the sum of annual salary plus annual bonus at target level in effect on the day of termination. For Messrs. Moen and El Chaar, this payment is equal to one and one-half times the sum of annual salary plus annual bonus at target level in effect on the day of termination.

        Ms. Shonk-Simmons will also be entitled to a gross-up to compensate for "golden parachute" excise taxes. If Mr. Griesemer becomes entitled to any payments in connection with a change in control and his receipt of these payments would cause him to become subject to "golden parachute" excise taxes, the Company will reduce his payments to the extent necessary to avoid the application of the excise taxes, provided that doing so would result in a greater net after-tax payment to Mr. Griesemer.

        The executive has "Good Reason" to terminate employment with the Company:

  •
  Upon the material reduction of authority, duties and responsibilities;

  •
  Upon a reduction in annual salary, except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

  •
  Upon the Company's relocation of the executive's principal place of employment more than 50 miles from the Company's principal place of business in Sandpoint, Idaho, or in the case of Mr. El Chaar, from the Company's place of business in either Sandpoint, Idaho, Coeur d'Alene, Idaho or Parkersburg, West Virginia;

  •
  Upon the Company's material and willful breach of the agreement; or

  •
  In the case of Ms. Shonk-Simmons, for a period of 30 days, commencing one year after a Change in Control. In the event Ms. Shonk-Simmons terminates her employment during this 30-day period, it will be deemed to have occurred within twelve months of the Change in Control for purposes of calculating her lump sum cash severance.

        Under the employment agreements, the Company has the right, to the extent permitted by law, to terminate an executive's employment if he or she becomes eligible for disability benefits under the Company's long-term disability plans, unless, in the case of Mr. Griesemer and Ms. Shonk-Simmons, in the opinion of a qualified physician it is reasonably certain that the executive will be able to resume his or her duties on a regular full-time basis within 90 days. In the case of a termination due to disability, Ms. Shonk-Simmons and Mr. Griesemer will be entitled to continuation of annual salary in effect on the day of termination for a period of eighteen months, whereas Messrs. Moen and El Chaar will be entitled to continuation of annual salary in effect on the day of termination for a period of twelve months.

        Mr. Griesemer and Ms. Shonk-Simmons are subject to non-competition covenants during employment and for eighteen months thereafter. Messrs. Moen and El Chaar are subject to non-competition covenants during employment and for twelve months thereafter.

        Assuming the occurrence of the following termination events and/or change in control on February 2, 2008, Messrs. Griesemer, Moen and El Chaar and Ms. Shonk-Simmons would be entitled to receive the additional payments set out in the table below:

Potential Payments to Daniel Griesemer upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance (base salary + bonus)	$2,011,875	$2,011,875	$60,417	(2)	$3,353,125
Restricted Stock Units(1)—Accelerated	$469,253	$469,253	—		$469,253
Stock Options(1)—Accelerated	$195,072	$195,072	—		$195,072
Health & Welfare	$16,819	$16,819	—		$16,819

Total	$2,693,019	$2,693,019	$60,417		$4,034,269

(1)
For the table above, the RSUs represent the number of shares under the award multiplied by the Company's 2007 fiscal year end stock price of $7.03. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2007 fiscal year-end stock price and the option's exercise price.

(2)
Upon permanent disability, Mr. Griesemer is entitled to his current monthly salary (which as of February 2, 2008 is $60,417) for a period of eighteen months.

Potential Payments to Georgia Shonk-Simmons upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance (base salary + bonus)	$1,575,000	$1,575,000	$50,000	(2)	$2,625,000
Restricted Stock Units(1)—Accelerated	$396,492	$396,492	—		$396,492
Stock Options(1)—Accelerated	—	—	—		—
Health & Welfare	$16,473	$16,473	—		$16,473
Excise Tax Gross-Up	—	—	—		—

Total	$1,987,965	$1,987,965	$50,000		$3,037,965

(1)
For the table above, the RSUs represent the number of shares under the award multiplied by the Company's 2007 fiscal year-end stock price of $7.03. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2007 fiscal year-end stock price and the option's exercise price.

(2)
Upon permanent disability, Ms. Shonk-Simmons is entitled to her current monthly salary (which as of February 2, 2008 is $50,000) for a period of eighteen months.

Potential Payments to Dan Moen upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance (base salary + bonus)	$525,000	$525,000	$29,167	(2)	$787,500
Restricted Stock Units(1)—Accelerated	$179,968	$179,968	—		$179,968
Stock Options(1)—Accelerated	$58,826	$58,826	—		$58,826
Health & Welfare	$11,152	$11,152	—		$11,152

Total	$774,946	$774,946	$29,167		$1,037,446

(1)
For the table above, the RSUs represent the number of shares under the award multiplied by the Company's 2007 fiscal year-end stock price of $7.03. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2007 fiscal year-end stock price and the option's exercise price.

(2)
Upon permanent disability, Mr. Moen is entitled to his current monthly salary (which as of February 2, 2008 is $29,167) for a period of twelve months.

Potential Payments to Gerard El Chaar upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance (base salary + bonus)	$525,000	$525,000	$29,167	(2)	$787,500
Restricted Stock Units(1)—Accelerated	$130,055	$130,055	—		$130,055
Stock Options(1)—Accelerated	$51,638	$51,638	—		$51,638
Health & Welfare	$11,152	$11,152	—		$11,152

Total	$717,845	$717,845	$29,167		$980,345

(1)
For the table above, the RSUs represent the number of shares under the award multiplied by the Company's 2007 fiscal year-end stock price of $7.03. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2007 fiscal year-end stock price and the option's exercise price.

(2)
Upon permanent disability, Mr. El Chaar is entitled to his current monthly salary (which as of February 2, 2008 is $29,167) for a period of twelve months.

Termination Benefits Under SERP

        Please refer to the discussion under the "Pension Benefits" section of this Proxy Statement for SERP benefits payable to the participating NEOs upon termination.

Overview of Non-Employee Director Compensation

        We provide a combination of cash and equity compensation to our non-employee directors for their service on the Board. Our employee directors do not receive compensation for serving on the Board. Their compensation is reported above under "Executive Compensation". The following tables and narrative discussion describe each element of director compensation for fiscal 2007 in greater detail.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(8)	Option Awards ($)(9)	All Other Compensation ($)		Total ($)
Dennis C. Pence	$125,000	—	—	$144	(10)	$125,144
James R. Alexander(1)	$157,500	$24,939	—	$57	(11)	$182,496
Jerry Gramaglia(2)	$122,000	$24,939	$38,850	$57	(11)	$185,846
Curt Hecker(3)	$141,313	$24,939	—	$57	(11)	$166,309
Kay Isaacson-Leibowitz(4)	$129,500	$24,939	$72,633	$57	(11)	$227,129
Frank M. Lesher(5)	$99,500	$16,243	$110,993	$57	(11)	$226,793
Robert H. McCall(6)	$171,000	$24,939	—	$57	(11)	$195,996
Michael J. Potter(7)	$69,517	—	$95,178	$57	(11)	$164,752

(1)
Mr. Alexander was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. He held 1,025 RSUs and 31,313 stock options that remained outstanding as of February 2, 2008.

(2)
Mr. Gramaglia was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. He held 1,025 RSUs and 62,716 stock options that remained outstanding as of February 2, 2008.

(3)
Mr. Hecker was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. He held 1,025 RSUs and 153,231 stock options that remained outstanding as of February 2, 2008.

(4)
Ms. Isaacson-Leibowitz was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. She held 1,025 RSUs and 45,144 stock options that remained outstanding as of February 2, 2008.

(5)
Mr. Lesher was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. He held 1,025 RSUs and 30,000 stock options that remained outstanding as of February 2, 2008.

(6)
Mr. McCall was granted 1,025 RSUs in fiscal 2007 with an aggregate grant date fair value of $25,000. He held 1,025 RSUs and 103,361 stock options that remained outstanding as of February 2, 2008.

(7)
Mr. Potter was granted 30,000 stock options in fiscal 2007 with an aggregate grant date fair value of $438,300. He held 30,000 stock options that remained outstanding as of February 2, 2008.

(8)
Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for RSUs granted in fiscal 2007 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2008.

(9)
Amounts in this column reflect the expense recognized by us for accounting purposes calculated in accordance with SFAS 123R for stock options granted in fiscal 2007 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2008.

(10)
The Company paid $48 per month on behalf of Dennis Pence with respect to a life insurance premium for the three months in Fiscal 2007 in which he served as a director only.

(11)
Consists of $57 paid by the Company with respect to life insurance premiums.

        Cash compensation paid to our non-employee directors consists of an annual retainer and meeting fees. The following table sets forth retainer and meeting fees for fiscal 2007.

	Annual Retainer	Meeting Fees
Board of Directors	$50,000	One hour or more: Under one hour:	$ $	3,000 1,000
Committees of the Board of Directors	$5,000	One hour or more: Under one hour:	$ $	2,000 500
Audit Committee Chair	$30,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$15,000
Succession Planning and Management Development Committee Chair	$15,000

        On October 30, 2007, Mr. Pence, Chairman of the Board, retired as CEO, becoming a non-employee director. As a non-employee director, Mr. Pence received an annual retainer of $500,000 as well as standard health benefits under the Company's health benefit plans. Effective March 21, 2008 the annual cash retainer of Mr. Pence reduced from $500,000 to $250,000 for the remainder of fiscal 2008.

        RSUs having a value of $25,000 are automatically granted to each individual who continues to serve as a non-employee director on the date of our Annual Meeting, provided such individual has served as a non-employee director for at least 90 days. This automatic RSU grant is based on the fair market value of the Common Stock on the date of grant. The RSUs vest upon completion of one year of Board service measured from the grant date. These RSUs are granted under our Amended and Restated Stock Option/Stock Issuance Plan. Each RSU immediately vests in full upon certain corporate transactions or a change in control of the Company.

        Additionally, new non-employee directors who join the Board receive stock options to purchase 30,000 shares of Common Stock (the "New Director Options"). The New Director Options have an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in one installment after the completion of three years of continuous Board service, as measured from the grant date. The New Director Options are issued under our Amended and Restated Stock Option/Stock Issuance Plan. Each New Director Option immediately vests in full upon certain corporate transactions or a change in control of the Company.

        In addition, we pay the insurance premiums on behalf of Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter for health insurance under our standard health insurance policy generally available to our employees and for a life insurance policy. We also reimburse our non-employee directors for expenses they incur in connection with service on the Board, including travel related expenses associated with attending Board meetings.

        Our directors also receive product samples and gift cards from time to time of less than $100 in value, and are afforded our standard employee discount for any goods or services they purchase from us. Additionally, spouses of our directors may accompany them to our annual corporate retreat and Board meeting at our expense, which may include commercial air travel or travel under our business jet fractional share program, as well as incremental expenses for food and other activities while attending the retreat. The aggregate incremental cost to us of all the perquisites we provided to any director in 2007 was less than $10,000.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued on Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,961,237	(1)	$10.51	(2)	5,103,153	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	2,961,237		$10.51		5,103,153

(1)
Consists of options and 290,900 unvested RSUs awarded under the Amended and Restated Stock Option/Stock Issuance Plan.

(2)
Does not include the 290,900 unvested RSUs as such awards do not have an exercise price.

(3)
Includes 3,425,100 shares of Common Stock that remain available for future grants under the Amended and Restated Stock Option/Stock Issuance Plan and 1,678,053 shares of Common Stock available for purchase under our 2006 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of Common Stock as of March 31, 2008, by:

  •
  Each person, or group of affiliated persons, known by us to beneficially own more than five percent of the outstanding shares of Common Stock;

  •
  Each director and nominee for director;

  •
  Our NEOs; and

  •
  All of our current directors and executive officers as a group.

        All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
E. Ann Pence(2)(3)	18,133,671	20.0%
Dennis C. Pence(2)(4)	15,608,307	17.2%
The TCW Group, Inc.(5)	9,778,500	10.8%
Waddell & Reed Financial, Inc.(6)	5,876,050	6.5%
Kornitzer Capital Management, Inc.(7)	5,756,800	6.3%
James R. Alexander(8)	36,975	*
Jerry Gramaglia(9)	77,692	*
Curt Hecker(10)	190,072	*
Kay Isaacson-Leibowitz(11)	52,620	*
Frank M. Lesher	11,243	*
Robert H. McCall(12)	105,837	*
Michael J. Potter	26,279	*
Georgia Shonk-Simmons(13)	437,349	*
Daniel Griesemer(14)	334,187	*
Dan Moen(15)	117,310	*
Timothy Martin(16)	3,000	*
Gerard ElChaar(17)	109,174	*
All directors and executive officers as a group (14 persons)(18)	17,116,045	18.6%

    *
    Less than one percent

      The address for officers, directors and Ann Pence is One Coldwater Creek Drive, Sandpoint, Idaho 83864.

    (1)
    The information in this table is based upon information furnished by each director, executive officer and principal stockholder or contained in filings made by these persons with the SEC. The calculation of the percentage of shares beneficially owned is based on 90,857,827 shares of Common Stock outstanding as of March 31, 2008. Shares of Common Stock subject to stock options and RSUs which are currently exercisable or will become exercisable, or in the case of RSUs that will vest, within 60 days after March 31, 2008, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

    (2)
    Dennis C. Pence and E. Ann Pence divorced in June 2003. Prior to December 31, 2006, they maintained an informal agreement to vote the shares of Common Stock held by each in a similar manner. Effective as of December 31, 2006, this agreement was terminated in all respects.

    (3)
    Includes (a) 17,998,671 shares owned of record by E. Ann Pence and (b) 135,000 shares owned of record by the Dancing River Foundation. Ms. Pence disclaims beneficial ownership over the shares owned of record by the Dancing River Foundation.

    (4)
    Includes 15,058,307 shares owned of record by Dennis C. Pence and (b) 550,000 shares owned of record by the Wild Rose Foundation. Mr. Pence disclaims beneficial ownership over the shares owned of record by the Wild Rose Foundation.

    (5)
    Consists of 9,778,500 shares beneficially owned by The TCW Group, Inc. as reported on Schedule 13G as of December 31, 2007. Address: 865 South Figueroa St., Los Angeles, CA 90017.

    (6)
    Consists of 5,876,050 shares beneficially owned by Waddell & Reed Financial, Inc. as reported on Schedule 13G as of December 31, 2007. Address: 6300 Lamar Avenue, Overland Park, KS 66202.

    (7)
    Consists of 5,756,800 shares beneficially owned by Kornitzer Capital Management, Inc. as reported on Schedule 13G as of December 31, 2007. Address: 5420 West 61st Place, Shawnee Mission, KS 66205.

    (8)
    Includes 31,313 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (9)
    Includes 62,716 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (10)
    Includes 153,231 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (11)
    Includes 45,144 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (12)
    Includes 103,361 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (13)
    Includes 396,147 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008 and restricted stock units of 26,400 that will vest within 60 days of March 31, 2008.

    (14)
    Includes 273,437 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008 and restricted stock units of 30,750 that will vest within 60 days of March 31, 2008.

    (15)
    Includes 59,560 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008 and restricted stock units of 13,200 that will vest within 60 days of March 31, 2008.

    (16)
    Includes 3,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008.

    (17)
    Includes 94,548 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008 and restricted stock units of 8,850 that will vest within 60 days of March 31, 2008.

    (18)
    Includes 1,228,457 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2008 and restricted stock units of 79,200 shares that will vest within 60 days of March 31, 2008.

Policies and Procedures with Respect to Related Person Transactions

        Our Audit Committee charter requires that the Audit Committee approve all transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. During 2007, the Audit Committee adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions with related persons, other than certain transactions that would not require disclosure pursuant to Item 404 of Regulation S-K, are subject to approval or ratification by the Audit Committee. Our policy also requires this approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director's independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties or employees generally. No director will participate in the discussion of any related person transaction in which such director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term "related person" has the meaning contained in Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        E. Ann Pence retired from her position as a member of our Board effective August 23, 2004. In connection with her retirement, and in recognition of her contributions as co-founder of the Company, she was given the honorary title of Chairman Emeritus and was extended certain post-retirement benefits. The net present value of the expected future benefit costs is approximately $181,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that there was compliance for fiscal year 2007 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners except for Timothy O. Martin who had one non-timely filed Form 4, which related to a single transaction.

ANNUAL REPORT

        The Annual Report of the Company for the fiscal year ended February 2, 2008 has been made available concurrently with the Important Notice Regarding Availability of Proxy Materials ("Notice") to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Paper or e-mail copies of the Annual Report are available upon request as instructed in the Notice. Copies of our various SEC reports, including the Annual Report on Form 10-K, are available for immediate retrieval from the SEC's web site (http://www.sec.gov) and are available on the Investor Relations portion of our web site at http://www.coldwatercreek.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On April 19, 2006, we dismissed KPMG LLP ("KPMG"), which had served as our independent registered public accountants through the fiscal year ended January 28, 2006, and selected Deloitte to serve as our independent registered public accountants for the fiscal years ended February 2, 2008 and February 3, 2007 which was ratified by our stockholders on June 9, 2007 and June 10, 2006, respectively. The decision was made and approved by the Audit Committee of the Board of Directors of the Company. The Audit Committee in its capacity as a Committee of the Board, has selected Deloitte to serve as our independent registered public accountants for the fiscal year ending January 31, 2009. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte. If the stockholders fail to ratify the selection of Deloitte, the Audit Committee would reconsider such selection.

Dismissal of Independent Registered Public Accounting Firm

        The audit reports of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended January 28, 2006 and January 29, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the January 29, 2005 opinion stated that we restated our fiscal 2003 and fiscal 2002 consolidated financial statements in order to correct an error in accounting for rent expense, and the June 20, 2006 opinion stated that we restated our fiscal 2005 consolidated financial statements in order to correct an error in accounting for fees received under our co-branded customer credit card program.

        The audit reports of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 28, 2006 and January 29, 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG's reports dated June 20, 2006 and April 12, 2005 indicated that we did not maintain effective internal control over financial reporting as of January 28, 2006, and January 29, 2005, respectively, because of the effects of a material weakness on the achievement of certain control objectives, and each report contains an explanatory paragraph that states:

  KPMG's report dated June 20, 2006 relating to the fiscal year ended January 28, 2006

    "The Company lacked technical expertise to evaluate revenue arrangements containing multiple deliverables and effectively identify and analyze the terms of such arrangements to ensure that financial reporting complied with generally accepted accounting principles. As a result, the Company restated the interim financial statements in its quarterly reports on Form 10-Q for the quarters ended July 30, 2005 and October 29, 2005 and the annual financial statements in its Form 10-K for the year ended January 28, 2006 to correct an overstatement in credit card marketing revenue."

  KPMG's report dated April 12, 2005 relating to the fiscal year ended January 29, 2005

    "The Company did not maintain adequate policies and procedures relative to the selection, monitoring and review of lease accounting practices to ensure the related leasing transactions were accounted for in accordance with generally accepted accounting principles. As a result of this deficiency, annual rent expense in prior periods had been understated. On March 9, 2005, the Company announced that it would restate certain of its previously issued financial statements to reflect the correction of errors in the Company's lease accounting."

        We authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses.

        In connection with the audits of our consolidated financial statements for each of the fiscal years ended January 28, 2006 and January 29, 2005 and through the date of this Proxy Statement, there were: (1) no disagreements between us and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, except with respect to the material weaknesses as previously described.

Engagement of New Independent Registered Public Accounting Firm

        Prior to the selection of Deloitte to provide the audit of our financial statements and the review of interim filings, we did not consult Deloitte regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-K.

        Representatives of Deloitte are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

        Our Board recommends that stockholders vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

AUDITOR FEES

        We paid the following fees to Deloitte and KPMG for fiscal 2007 and fiscal 2006:

	Fiscal 2007			Fiscal 2006
	Deloitte	KPMG		Deloitte	KPMG
Audit Fees	$1,329,990	$25,000	(3)	$1,245,571	$260,288	(4)
Audit Related Fees(1)	21,000	—		22,600	5,000
Tax Fees	—	—		—	—
All Other Fees(2)	6,000	—		6,000	—

Total Fees	$1,356,990	$25,000		$1,274,171	$265,288

(1)
Audit related fees represent fees billed for audits and other services related to our 401(k) plan.

(2)
All other fees represent fees for accounting research software.

(3)
Represents audit fees for services rendered in fiscal 2007 related to reissuance of their report on our fiscal 2005 financial statements that were included in our 2007 Annual Report on Form 10-K.

(4)
Primarily represents audit fees paid for services rendered in fiscal 2006 related to the restatement of our fiscal 2005 financial statements that were included in our 2005 Annual Report on Form 10-K/A and services related to the reissuance of their report on our fiscal 2005 and 2004 financial statements that were included in our 2006 Annual Report on Form 10-K.

        The Audit Committee has considered whether the performance of the above noted services is compatible with maintaining the auditor's independence and has determined that the performance of such services has not adversely affected the auditor's independence.

        The Audit Committee shall approve in advance all audit, review or attest engagements and any non-audit services (to the extent permitted under applicable law) and the audit fees and all other compensation to be paid to our independent registered public accounting firm.

        The Chairman of the Audit Committee has been authorized to pre-approve non-audit related services performed by our independent registered public accounting firm provided that the Chairman notifies the Audit Committee of any non-audit related services approved under this authority at its next meeting. The Audit Committee may also adopt pre-approval policies and procedures that are detailed as to the particular service. The Audit Committee shall be promptly informed of all services approved pursuant to any pre-approval policies and procedures.

        All services performed by our independent registered public accounting firm in fiscal year 2007 were pre-approved by the Audit Committee.

OTHER MATTERS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

        It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET AS DESCRIBED IN THE IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. Alternatively, if you requested and received a paper copy of the Company's Annual Report on Form 10-K, the 2007 Proxy Statement and proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided or you may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Dennis C. Pence Chairman of the Board of Directors and Secretary May 2, 2008 Sandpoint, Idaho

The Board of Directors recommends a vote FOR proposals Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR proposals Nos. 1 and 2 if no specification is made.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of the following nominees as Class I directors:

FOR all nominees	WITHHOLD
(except as listed	AUTHORITY
to the contrary below)	to vote for all nominees

☐	☐

Nominees: 01 Curt Hecker, 02 Michael J. Potter, 03 Georgia Shonk-Simmons

(Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature:	Date:

Please sign exactly as your name(s) is(are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/cwtr

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/cwtr

COLDWATER CREEK INC.

PROXY FOR

ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 14, 2008 and the Proxy Statement and appoints Dennis C. Pence and Daniel Griesemer, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Coldwater Creek Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held June 14, 2008 at 9:30 a.m. local time and at any adjournment or postponement thereof.

(continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Coldwater Creek Inc. account online.

Access your Coldwater Creek Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Coldwater Creek Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	Make address changes
•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-683-2964

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 14, 2008
Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning the Proxy
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS OF COLDWATER CREEK INC.
To Be Held June 14, 2008
VOTING RIGHTS AND SOLICITATION
PROPOSAL 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2008
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
2007 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND OTHER TERMINATION EVENTS
Overview of Non-Employee Director Compensation
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT
PROPOSAL 2
RATIFICATION OF SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDITOR FEES
OTHER MATTERS